Exhibit 99.1

For Release:         Immediately

Contact:                Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES

FOURTH QUARTER AND YEAR EARNINGS

Calhoun, Georgia, February 15, 2005 - Mohawk Industries, Inc. (NYSE:MHK) today announced the quarterly net earnings of $102,470,000 and diluted earnings per share (EPS) of $1.52 for the fourth quarter of 2004.  This compares to $102,142,000 in net earnings and $1.51 in EPS for the fourth quarter of 2003.  Net sales for the quarter increased 8% to $1,475,099,000 from $1,368,542,000 in 2003.  This increase was primarily the result of strong internal growth of both Mohawk and Dal-Tile products and the Lees Carpet acquisition.  Additionally, the fourth quarter of 2004 had four less days when compared to the fourth quarter of 2003.  This reduced comparable sales by approximately 7% with a larger impact on earnings.

The Mohawk segment net sales of $1,103,474,000 in the fourth quarter of 2004 were up 7% from $1,032,807,000 due to internal sales growth as well as the Lees acquisition, which positively impacted segment sales by 3%.  The Dal-Tile segment net sales of $371,625,000 in the fourth quarter of 2004 grew 11% from $335,735,000 primarily from internal growth.

Net earnings for the year 2004 were $368,622,000 (19% above last year), or $5.46 in EPS (18% above last year), compared to $310,149,000 in net earnings, or $4.62 in EPS, for the year 2003.  This increase in EPS and earnings is attributable to strong sales growth, better leverage of selling, general and administrative costs and the Lees acquisition, offset by higher raw material and energy costs. Net sales for the year 2004 increased 18% to $5,880,372,000 from $4,999,381,000.  This sales increase resulted primarily from internal growth in both the Mohawk and Dal-Tile segments and the acquisition of Lees.  Prior period amounts have been reclassified to reflect certain distribution costs in selling, general and administrative expense (previously in cost of sales) and certain freight backhaul credits in cost of sales (previously in revenues) to conform to current classification.

In commenting on the fourth quarter results, Jeffrey S. Lorberbaum, Chairman and CEO, stated, "We are pleased with the positive fourth quarter results in this time of rising raw material costs. Our company continues to manage costs and pricing to offset raw material and energy costs increases during the quarter. Although the timing of selling price and material cost increases continues to impact earnings, our gross margin as a percent of sales for the quarter was down only slightly from last year largely due to the fewer days in the quarter.  This also impacted selling, general and administrative expense as a percent of net sales during the quarter.  The full year comparison showing improvement from 17.0% to 16.8% is more reflective of our business. Our overall results for the quarter would have been stronger when compared to 2003 if a comparable number of days were used.

The Mohawk segment continued its strong growth in all channels as consumers are more optimistic about their financial future.  Our customers are embracing our regional market concept and are positive about the coming year.  Additionally, new residential housing remains strong with the commercial business continuing to improve.

 The Dal-Tile segment continued its strong growth driven by our investment in new products, inventory availability, additional sales personnel and updated sales service centers. All product categories are achieving positive growth led by floor tile and stone.  The Muskogee plant is running at full capacity with an improving product mix.

Our suppliers for the Mohawk segment have continued to raise their prices since our October price increase. We have announced price increases in the first quarter to offset these changes but there will be a lag between the cost increases and the implementation of new selling prices.  We believe these cost increases will moderate over the long-term but the short-term trend of these costs remains uncertain.

Our balance sheet is strong with 25% debt to capitalization providing much flexibility for future investments.  We continue to invest in our business with major expansions planned in ceramic tile production, extrusion and yarn processing and warehousing.

During the fourth quarter, we introduced our latest Mohawk fiber brand, Smartstrand® made with Dupont™ Sorona® polymer.  SmartStrand is a superior carpet fiber with the resilience of nylon, engineered-in stain resistance and an inherently soft touch.  By offering the consumer a revolutionary product with the strength of two of the most recognized brands in flooring.  Mohawk's SmartStrand is poised for success.

We recently completed the acquisition of Wayn-Tex Inc., a carpet-backing manufacturer.  The purchase of these assets enhances our position in the marketplace. Mohawk requirements exceed the current production of the facilities and we are implementing changes to improve the efficiencies.

Finally, I am proud to report that Forbes Magazine has recognized Mohawk Industries as one of the 400 Best Companies in America.  In addition, Sears and Home Expo named Karastan "Vendor of the Year" as recognition for our outstanding service & superior product.  Dal-Tile was voted "Best Business Experience" by commercial designers. These are additional indications of the strength of our organization as we strive to continue providing superior value to our customers."

The company believes the economy will continue to expand with the flooring industry expected to grow at historical rates.  However, commodity prices remain uncertain and passing them through to our customers will affect the short-term future.   After considering these factors, the first quarter of 2005 earnings forecast range is from $1.03 to $1.12 EPS.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies, proposed acquisitions, and similar matters, and those that include the words "believes," "anticipates," "forecast," "estimates," or similar expressions constitute "forward-looking statements."  For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions which involve risks and uncertainties.  The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy prices; timing and level of capital expenditures; integration of acquisitions; introduction of new products; rationalization of operations; and other risks identified in Mohawk's SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications.  Mohawk offers a complete selection of carpet, ceramic tile, wood, stone, laminate, vinyl, rugs and other home products.  These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile and American Olean.  Mohawk's unique merchandising and marketing assist our customers in creating the consumers' dream.  Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Wednesday, February 16, 2005 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255.  A conference call replay will also be available until Monday, February 28, 2004 by dialing 1-800-642-1687 for US/local calls and (706) 645-9291 for international calls and entering

Conference ID # 3991715.

DATES FOR FUTURE PRESS RELEASES AND CONFERENCE CALLS:

PRESS RELEASE

CONFERENCE CALL
1st QUARTER 2005	APRIL 21, 2005	APRIL 22, 2005	11:00AM (800-603-9255)
2nd QUARTER 2005	JULY 21, 2005	JULY 22, 2005	11:00AM (800-603-9255)
3rd QUARTER 2005	OCTOBER 18, 2005	OCTOBER 19, 2005	11:00AM (800-603-9255)
4th QUARTER 2005	FEBRUARY 2, 2006	FEBRUARY 3, 2006	11:00AM (800-603-9255)

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data	Three Months Ended		Twelve Months Ended
(Amounts in thousands, except per share data)	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Net sales	$ 1,475,099	1,368,542	5,880,372	4,999,381
Cost of sales	1,059,176	979,607	4,259,531	3,605,579
Gross profit	415,923	388,935	1,620,841	1,393,802
Selling, general and administrative expenses	243,103	214,571	985,251	851,773
Operating income	172,820	174,364	635,590	542,029
Interest expense	12,308	14,228	53,392	55,575
Other (income) expense, net	(71)	(728)	4,809	(1,980)
Earnings before income taxes	160,583	160,864	577,389	488,434
Income taxes	58,113	58,722	208,767	178,285
Net earnings	$ 102,470	102,142	368,622	310,149
Basic earnings per share	$ 1.54	1.54	5.53	4.68
Weighted-average shares outstanding	66,689	66,504	66,682	66,251
Diluted earnings per share	$ 1.52	1.51	5.46	4.62
Weighted-average common and dilutive
potential common shares outstanding	67,595	67,434	67,557	67,121

Other Financial Information
(Amounts in thousands)

Net cash provided by operating activities	$ 46,799	156,946	242,837	309,390
Depreciation & amortization	$ 30,014	29,171	123,088	106,615
Capital expenditures	$ 36,219	34,308	106,601	114,631

Consolidated Balance Sheet Data
(Amounts in thousands)
			December 31, 2004	December 31, 2003
ASSETS
Current assets:
Receivables			$ 660,650	573,500
Inventories			1,017,983	832,415
Prepaid expenses			49,381	43,043
Deferred income taxes			55,311	84,260
Total current assets			1,783,325	1,533,218
Property, plant and equipment, net			905,332	919,085
Goodwill			1,377,349	1,368,700
Other assets			337,112	342,572
			$ 4,403,118	4,163,575
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt			$ 191,341	302,968
Accounts payable and accrued expenses			623,061	637,940
Total current liabilities			814,402	940,908
Long-term debt, less current portion			700,000	709,445
Deferred income taxes and other long-term liabilities			222,379	215,421
Total liabilities			1,736,781	1,865,774
Total stockholders' equity			2,666,337	2,297,801
			$ 4,403,118	4,163,575

Segment Information	As of or for the Three Months Ended		As of or for the Twelve Months Ended
(Amounts in thousands)	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Net sales:
Mohawk	$ 1,103,474	1,032,807	4,368,831	3,730,845
Dal-Tile	371,625	335,735	1,511,541	1,268,536
Consolidated net sales	$ 1,475,099	1,368,542	5,880,372	4,999,381

Operating income:
Mohawk	$ 124,073	128,987	424,256	364,040
Dal-Tile	51,784	49,496	219,831	187,245
Corporate and eliminations	(3,037)	(4,119)	(8,497)	(9,256)
Consolidated operating income	$ 172,820	174,364	635,590	542,029

Assets:
Mohawk			$ 2,257,153	2,086,716
Dal-Tile			2,063,195	1,967,206
Corporate and eliminations			82,770	109,653
Consolidated assets			$ 4,403,118	4,163,575